Exhibit 5.1

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway
Redwood Shores, CA 94065-1134
+1 650 802 3000 tel
+1 650 802 3100 fax

January 22, 2016

Maxim Integrated Products, Inc.
160 Rio Robles
San Jose, CA 95134

Ladies and Gentlemen:

We have acted as counsel to Maxim Integrated Products, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the registration of (i) an additional 4,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), which may be issued by the Company following the filing of the Registration Statement pursuant to the Company’s 1996 Stock Incentive Plan, as amended and restated (the “1996 Plan”), and (ii) an additional 2,000,000 shares of Common Stock, which may be issued by the Company following the filing of the Registration Statement pursuant to the Company’s 2008 Employee Stock Purchase Plan, as amended (together with the 1996 Plan, the “Plans”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Plans and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the 6,000,000 shares of Common Stock being registered for sale pursuant to the Registration Statement have been duly authorized, and when issued and delivered in accordance with the Plans and the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Weil, Gotshal & Manges LLP
Weil, Gotshal & Manges LLP